Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 26, 2022, relating to the financial statements and financial highlights of 2ndVote Life Neutral Plus ETF and 2ndVote Society Defended ETF, each a series of 2nd Vote Funds, for the year ended June 30, 2022, and to the references to our firm in this Registration Statement on Form N-1A of 2VA American Freedoms ETF and 2VA Shareholders First ETF, each a series of 2nd Vote Funds, under the headings “Financial Highlights” in the Prospectus and “Accounting Service Provider” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

October 27, 2022